Exhibit 10(1)

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Agreement”), is made and is effective as of the 1st day of February, 2005, between CITY HOLDING COMPANY, a West Virginia corporation (“Employer”), and CHARLES R. HAGEBOECK (“Employee”).

RECITALS

A. Employer wishes to employ Employee as its President and Chief Executive Officer and as President and Chief Executive Officer of its subsidiary, City National Bank of West Virginia (“City National”). For purposes of this Agreement, “Employer” shall include City National where the contact so requires.

B. Employer and Employee previously entered into an Amended and Restated Employment Agreement, effective as of November 18, 2003 (“Prior Agreement”), and now desire to amend such Prior Agreement as provided herein and to confirm such Agreement in all respects, including the amendments provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment, Section 1 of the Prior Agreement is amended to read, in its entirety, as follows.

Employee is employed as President and Chief Executive Officer of Employer and President and Chief Executive Officer of City National. Employee shall have such duties and responsibilities as are commensurate with such positions. Employee accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice and direction of Employer’s Boards of Directors. Employee shall perform such duties as are customarily performed by one holding such positions in other same or similar businesses or enterprises as that engaged in by Employer. If Employer, without the written consent of Employee, assigns to Employee duties which the Employee deems inconsistent with the title, position and status of President and Chief Executive Officer, such action at Employee’s option, to be exercised within 60 days of such change, shall constitute “Termination for Good Reason,” with the effect provided for in Section 6(d).

Exhibit 10(1)

2. Compensation.

(a) Section 3(a) of the Prior Agreement shall be amended to read, in its entirety, as follows:

For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee a minimum annual salary at a rate not less than $325,000, payable in accordance with the payroll practices of Employer applicable to its officers.

(b) Section 3(b) of the Prior Agreement shall be amended to read, in its entirety, as follows:

Employee shall be paid a bonus at the end of each of Employer’s fiscal years, based on Employer’s Return on Equity, if Return on Equity is at least 12%, payable as follows: If Employer’s Return on Equity is 12%, Employee shall receive a bonus of 20% of Employee’s annual salary. If Return on Equity is greater than 12%, Employee shall receive a bonus of 20% of his annual salary, plus an additional 5% of annual salary for each 1% increase in Return on Equity over 12%. If Return on Equity results in a fraction of 1%, then the bonus shall be calculated based on the formula set forth above through the whole number of the percentage, plus the fractional portion of Return on Equity times 5%.

Any bonus shall be paid to Employee within 30 days of the issuance of Employer’s audited financial statements for a specified fiscal year. “Return on Equity” shall be determined on a consolidated basis in accordance with Generally Accepted Accounting Principles before extraordinary items. Unless otherwise approved in the discretion of the Board of Directors or its Executive Compensation Committee, no bonus shall be payable if Return on Equity is less than 12%. In the event that, during any fiscal year, Employee dies, is deemed to have voluntarily terminated his employment by reason of disability, is terminated without Just Cause, or terminates employment for Good Reason, the bonus provided for herein shall be prorated based on the number of days worked by Employee in the fiscal year of his termination of employment to the number of days in such fiscal year.

Exhibit 10(1)

(c) Section 3 of the Prior Agreement shall be amended to add a new Subsection (1), which shall read, in its entirety, as follows:

For so long as Employee is employed by Employer, Employer shall pay one country club membership, including dues and fees, for Employee and shall reimburse Employee for expenses incurred with respect to businesses conducted at said country club, but not for personal costs and expenses.

3. Additional Termination Benefits; Survival. The Prior Agreement is hereby amended to provide for new Sections 9 and 10 to read, in their entirety, as follows:

9. Additional Compensation. Notwithstanding anything to the contrary in Section 6, in the event that Employee: (i) dies; (ii) becomes disabled; (iii) is terminated without Just Cause; or (iv) terminates pursuant to the last sentence of Section 1 or Subsection 8(g) hereof or for Good Reason, then in addition to any other compensation payable hereunder, Employee shall be paid a lump sum payment in an amount equal to Employee’s Termination Compensation (as defined in Subsection 6(a)). The additional compensation payable under this Section 9 shall be paid within thirty (30) days of Employee’s termination of employment except to the limited extent necessary to delay payment to avoid adverse tax consequences to Employee under Section 409A of the Internal Revenue Code of 19 6, as amended. For purposes of clarity, the parties agree that the payment provided for under this Section 9 shall not be payable in the event of voluntary termination of employment by Employee, except that such payment shall be made in the event of termination pursuant to the last sentence of Section 1 or Subsection 8(g) hereof or for Good Reason.

10. Survival. To the extent necessary to effectuate the terms of this Agreement, the terms of this Agreement, and the respective rights and obligation of the parties, which must survive the termination of Employee’s employment or the termination of this Agreement shall so survive. Without limiting the foregoing, Sections 5, 6(a), 6(c), 6(d), 6(e), 6(g), 8(g) and 9 shall expressly survive the termination of this agreement.

4. No Other Changes. Except as amended hereby, the Prior Agreement shall remain in full force and effect, in all respects, in accordance with the terms thereof.

Exhibit 10(1)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

City Holding Company

/s/ Gerald R. Francis
Name: Gerald R. Francis
Title: Chairman of the Board
Date: February 1, 2005

Employee:

/s/ Charles R. Hageboeck
Charles R. Hageboeck
Date: February 1, 2005